Exhibit 10.44

EXECUTION COPY

EQUITY STANDSTILL AGREEMENT

EQUITY STANDSTILL AGREEMENT (this “Agreement”), dated as of February 17, 2004, by and between Protection One, Inc. (“POI”) and POI Acquisition I, Inc., a Delaware corporation (the “Equity Owner”).

RECITALS

WHEREAS, pursuant to the purchase agreement dated as of December 23, 2003 (the “Purchase Agreement”), by and among POI Acquisition, LLC (“Acquisition”), Westar Industries, Inc. (“WII”) and Westar Energy, Inc., Acquisition agreed to, among other things, purchase (or cause its designee to purchase) all of WII’s rights, title and interest in the shares of common stock of POI owned by WII (such shares, the “Shares” and such transaction, the “Transaction”) and upon the consummation of the Transaction, the Equity Owner will be the record owner of the Shares;

WHEREAS, in connection with the Transaction, POI desires that the Equity Owner forbear from exercising certain rights as a shareholder of POI for the period of time specified below, subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.  Definitions.

(a) “Board of Directors” shall mean the board of directors of POI.

(b) “Effective Time” shall mean the Closing (as defined in the Purchase Agreement).

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d) “ Qualified Director” shall mean a person who (i) meets the standards for being “independent” pursuant to Rule 10A-3(b)(1) under the Exchange Act and New York Stock Exchange Rule 303A(2) and (ii) has qualifications (including education, training and experience) of a type normally possessed by independent directors of listed publicly-traded companies.

(e) “Special Committee” shall mean the special committee of the Board of Directors, as formed pursuant to a resolution of the Board of Directors dated January 21, 2003.

Section 2.  Equity Standstill; Related Matters.

2.01   Equity Standstill.

(a) For the period beginning on the Effective Time and ending on the Equity Specified Date (as defined below) (such period, the “Equity Standstill Period”), subject to the proviso below, the Equity Owner hereby agrees not to exercise any rights to which it is entitled as a result of its ownership of the Shares, including, but not limited to, taking part in any vote of shareholders (including taking any action by written consent), calling any special meeting of shareholders or taking action to remove any member of the Board of Directors; provided, that (i) in no event shall the Equity Owner be deemed to waive or otherwise forego its rights to receive dividends or any other distributions in respect of the Shares during the Equity Standstill Period and (ii) the Equity Owner shall vote at the direction of the Board of Directors at any regular or special meeting of shareholders called by the Board of Directors and held during the Equity Standstill Period.

(b) The Equity Owner agrees during the Equity Standstill Period not to (i) acquire any direct or indirect beneficial ownership interest (as defined in Rule 13d-3 under the Exchange Act) in any shares of common stock of POI other than the Shares, (ii) transfer any Shares held by it or (iii) enter into any option or agreement, or solicit or encourage in any way any other party to perform the actions prohibited by Section 2.01(b)(i) and (ii).  POI shall have no obligation to register any transfer of shares in violation of this Section 2.01(b).

(c) The Equity Owner, in its capacity as owner of the Shares, hereby agrees to support the making by POI of all currently contracted payments to its senior management and executive employees (which payments do not exceed $14,000,000 in the aggregate), and the continued retention by such individuals of such payments.

2.02.   Termination.  The agreements of the Equity Owner under Section 2.01 shall terminate and be of no further force and effect on the date (the “Specified Date”) which is the earlier of (i) the date that is ninety (90) days after the Effective Time or (ii) the occurrence of any of the following (each, an “Equity Standstill Termination Event”):

(a) Any of POI, the Board of Directors or the Special Committee takes or authorizes any action which has, or will have, a disproportionate, adverse effect on the Equity Owner (as calculated on a per share basis) relative to other holders of shares of common stock of POI; or

(b) The Board of Directors or the Special Committee nominates any individual for election as a member of the Board of Directors, or appoints any individual to the Board of Directors, other than a Qualified Director.

Section 3. Miscellaneous.

3.01.  Successors and Assigns, Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement is solely for the benefit of the signatories hereto (and their respective successors and assigns), and, no other Person shall have any rights under, or because of the existence of, this Agreement.

3.02.  Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.

3.03.  Counterparts; Section Headings.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.  Section or other headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

3.04.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

3.05.  Effective Time.  The provisions of this Agreement shall take effect immediately upon the Effective Time.

3.06.  Assignment.  This Agreement may not be assigned by either of the parties without the prior written consent of the other.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

PROTECTION ONE, INC.

By:	/s/ Richard Ginsburg
	Name:	Richard Ginsburg
	Title:	President and Chief Executive Officer

POI ACQUISITION I, INC.

By:	/s/ David Tanner
Name:
Title:

[Equity Standstill Agreement]